Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 10, 2010, with respect to the financial statements and supplemental schedule of The Liz Claiborne 401(k) Savings and Profit Sharing Plan on Form 11-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statement of Liz Claiborne, Inc. on Form S-8 (File No. 2-95258).
/s/ Grant Thornton LLP
New York, New York
June 10, 2010